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                                                                       Exhibit 5


                                            March 29, 2001

LNR Property Corporation
760 Northwest 107th Avenue
Suite 300
Miami, Florida 33172

        Re: LNR Property  Corporation

Dear Sirs:

                We have acted as counsel to LNR Property Corporation (the "Company") in connection with the proposed issuance of up to 500,000 shares (the "Shares") of common stock, par value $0.10 per share, of the Company upon purchase of Shares pursuant to stock purchase agreements entered into by senior officers of the Company in accordance with the LNR Property Corporation 2001 Senior Officers Stock Purchase Plan (the "Plan"). In that capacity, we are familiar with the proceedings, corporate and other, relating to the authorization of the issuance of the Shares.

                Based upon the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that when Shares are issued and paid for pursuant to stock purchase agreements entered into in accordance with the Plan, they will be legally issued, fully paid and non-assessable.

                We consent to the filing of this opinion as an exhibit to a registration statement on Form S-8 relating to the Shares.

                                             Very truly yours,

                                            CLIFFORD CHANCE ROGERS & WELLS LLP